ChromaDex Corporation Reports Second Quarter 2023 Financial Results
Strong quarter with total net sales of $20.3 million, a gross margin of 60.8% and a net loss of $2.2 million while achieving a positive Adjusted EBITDA of $0.2 million and positive operating cash flows for the three months ended June 30, 2023.

LOS ANGELES, CA - August 9, 2023 - ChromaDex Corp. (NASDAQ:CDXC) today announced financial results for the second quarter of 2023.

Second Quarter 2023 and Recent Highlights
•Total net sales were $20.3 million, with $16.9 million from Tru Niagen®, up 21% and 16% from the prior year quarter, respectively.
•Strong gross margin of 60.8% and a $1.8 million reduction in operating expenses.
•Sales and marketing expense as a percentage of net sales was 29.6%, an improvement of 1,830 basis points, compared to 47.9% from the prior year quarter.
•Net loss was $2.2 million or $(0.03) per share, an improvement of $4.2 million, or $0.06 per share, from the prior year quarter.
•Adjusted EBITDA, a non-GAAP measure, was a positive $0.2 million, a $4.9 million improvement from the prior year quarter.
•Two published abstracts, originally presented in April 2023, highlighted the significance of NAD+ in glaucoma patients and that supplementation with nicotinamide riboside, NR, shows promising effects.(1)
•ChromaDex External Research Program (CERP™) celebrated its 10th anniversary, signing more than 275 global research agreements with over 235 independent, expert investigators to uncover the full potential of NAD+ with Niagen®. This research has shown that the health benefits of Niagen® translate from preclinical models to human clinical studies for brain, heart and muscle health with remarkable consistency. Looking to the next 10 years, there is great anticipation for emerging benefits in sensory, infant, maternal and reproductive health to be translated from preclinical to human studies.

“This was another excellent quarter, delivering 21% year-over-year revenue growth, positive Adjusted EBITDA of $0.2 million and positive operating cash flows for the second consecutive quarter,” said ChromaDex Chief Executive Officer, Rob Fried. “We are again raising our 2023 revenue outlook by 2.5% to at least 15% growth, underscoring our commitment to consistent profitable growth.”

(1) Refers to two independent clinical study abstracts originally presented in April 2023 at the Association for Research in Vision and Ophthalmology (ARVO) annual meeting and recently published in the peer-reviewed ARVO journal, Investigative Ophthalmology & Visual Science.

Results of operations for the three months ended June 30, 2023 compared to the prior year quarter

ChromaDex reported a net sales increase of 21%, or $3.6 million, to $20.3 million. The increase in net sales was fueled by growth in sales of Tru Niagen® and growth in Niagen® ingredient sales.

Gross margin percentage improved 80 basis points to 60.8%. The improvement in gross margin percentage is primarily driven by economies of scale and supply chain management optimization efforts, partly offset by changes in business mix.

Operating expense decreased 11%, or $1.8 million, to $14.7 million driven by a $2.0 million reduction in sales and marketing expense slightly offset by higher research and development expense and general and administrative expense.

Net loss was $2.2 million, or $0.03 loss per share, compared to a net loss of $6.4 million or $0.09 loss per share for the second quarter of 2022. Adjusted EBITDA, a non-GAAP measure, was a positive $0.2 million, a $4.9 million improvement from Q2 2022. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP Adjusted EBITDA to net loss, the most directly comparable GAAP measure.

Net cash inflow from operating activities was $6.1 million for the six months ended June 30, 2023, showing a significant improvement compared to a net cash outflow of $11.0 million in the prior year. This improvement can be attributed to a $10.0 million reduction in net loss, a positive impact of $4.9 million from inventory management, as well as other favorable changes in working capital.

2023 Full Year Outlook

Looking forward, for the full year, the Company expects at least 15.0% revenue growth year-over-year. The projected growth considers only recurring, steady revenue growth from the e-commerce business and established partnerships, as well as upside from newer partnerships realized in the first half of the year. However, potential upside which is not reflected in this growth, lies within new partnerships, channels, and products. The Company projects that gross margin will remain stable year over year as cost savings initiatives and benefits from economies of scale are expected to largely offset continued inflationary pressures. Moreover, further optimization, coupled with new and focused customer acquisition strategies are expected to result in reduced selling and marketing expense as a percentage of net sales. The Company plans to increase investments in research and development, mainly during the latter half of the year, to drive innovation and expects general and administrative expense to be flat to down $1 million year over year.

Investor Conference Call
A live webcast will be held Wednesday, August 9, 2023 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss ChromaDex’s second-quarter financial results and provide a general business update.
To listen to the webcast, or to view the earnings press release and its accompanying financial exhibits, please visit the Investors Relations section of ChromaDex’s website at http://chromadex.com. The toll-free dial-in information for this call is 1-888-330-2446 with Conference ID: 4126168.
The webcast will be recorded, and will be available for replay via the website from 7:30 p.m. Eastern time on August 9, 2023 through 11:59 p.m. Eastern time on August 16, 2023. The replay of the call can also be accessed by dialing 800-770-2030, using the Replay ID: 4126168.

Important Note on Forward Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects,” “anticipates,” “intends” “estimates,” “plans,” “potential,” “possible,” “probable,” “believes” “seeks,” “may,” “will,” “should,” “could,” “predicts,” “projects,” “continue,” “would” or the negative of such terms or other similar expressions. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the quotation from ChromaDex’s Chief Executive Officer, and statements related to the Company’s 2023 financial outlook including but not limited to revenue growth, gross margin, expenses, and investment plans. Risks that contribute to the uncertain nature of the forward-looking statements include: inflationary conditions and adverse economic conditions; our history of operating losses and need to obtain additional financing; the growth and profitability of our product sales; our ability to maintain sales, marketing and distribution capabilities; changing consumer perceptions of our products; our reliance on a single or limited number of third-party suppliers; risks of conducting business in China; and the risks and uncertainties associated with our business and financial condition in general, described in our filings with the Securities and Exchange Commission (SEC), including, without limitation, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

About ChromaDex:

ChromaDex Corporation is a global bioscience company dedicated to healthy aging. The ChromaDex team, which includes world-renowned scientists, is pioneering research on nicotinamide adenine dinucleotide (NAD+), an essential coenzyme that is a key regulator of cellular metabolism and is found in every cell of the human body. NAD+ levels in humans have been shown to decline with age, among other factors, and may be increased through supplementation with NAD+ precursors. ChromaDex is the innovator behind the NAD+ precursor nicotinamide riboside (NR), commercialized as the flagship ingredient Niagen®. Nicotinamide riboside and other NAD+ precursors are protected by ChromaDex’s patent portfolio.

The Company delivers Niagen® as the sole active ingredient in its consumer product Tru Niagen® available at www.truniagen.com and through partnerships with global retailers and distributors. The Company also develops and commercializes proprietary-based ingredient technologies and supplies these ingredients as raw materials to the manufacturers of consumer products. The Company further offers natural product fine chemicals, known as phytochemicals, and related research and development services. Follow us on Twitter @ChromaDex and Instagram @TruNiagen and subscribe to our latest news via our website accessible at www.chromadex.com to which ChromaDex regularly posts copies of its press releases as well as additional updates and financial information about the Company.

Contacts:

Investor Relations
+1 (949) 356-1620
InvestorRelations@ChromaDex.com

Media Relations
Kendall Knysch
Director of Media Relations
+1 (310) 388-6706 Ext. 689
Kendall.Knysch@ChromaDex.com

ChromaDex Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
(In thousands, except per share data)
Sales, net	$20,323	$16,732	$42,879	$33,991
Cost of sales	7,967	6,690	17,005	13,417
Gross profit	12,356	10,042	25,874	20,574
Operating expenses:
Sales and marketing	6,009	8,021	13,883	16,258
Research and development	1,365	1,245	2,558	2,323
General and administrative	7,298	7,163	13,717	16,112
Total operating expenses	14,672	16,429	30,158	34,693
Operating loss	(2,316)	(6,387)	(4,284)	(14,119)

Nonoperating income (expenses):
Interest income (expense), net	125	(10)	191	(18)
Net loss	$(2,191)	$(6,397)	$(4,093)	$(14,137)

Basic and diluted loss per share attributable to common stockholders:	$(0.03)	$(0.09)	$(0.05)	$(0.21)
Basic and diluted weighted average common shares outstanding	74,967	68,336	74,882	68,325

ChromaDex Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

(In thousands except par values, unless otherwise indicated)	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $152 for both periods presented	$26,406	$20,441
Trade receivables, net of allowances of $826 and $122, respectively; Including receivables from Related Party of: $2.8 million and $3.1 million, respectively	6,118	8,482
Inventories	11,973	14,677
Prepaid expenses and other assets	1,885	2,967
Total current assets	46,382	46,567

Leasehold improvements and equipment, net	2,501	2,799
Intangible assets, net	591	671
Right-of-use assets	3,179	3,523
Other long-term assets	518	497
Total assets	$53,171	$54,057

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,031	$9,679
Accrued expenses	8,079	7,337
Current maturities of operating lease obligations	775	680
Current maturities of finance lease obligations	10	16
Customer deposits	166	157
Total current liabilities	19,061	17,869
Deferred revenue	3,806	3,955
Operating lease obligations, less current maturities	3,137	3,539
Finance lease obligations, less current maturities	17	22
Total stockholders’ equity	27,150	28,672
Total liabilities and stockholders’ equity	$53,171	$54,057

ChromaDex Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
(In thousands)	2023	2022
Net cash provided by / (used in):
Operating activities	$6,072	$(11,030)
Investing activities	(96)	(110)
Financing activities	(11)	(7)
Net increase (decrease) in cash and cash equivalents	5,965	(11,147)
Cash and cash equivalents beginning of period	20,441	28,219
Cash and cash equivalents at end of period	$26,406	$17,072

ChromaDex Corporation and Subsidiaries
Unaudited Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022

Net loss, as reported	$(2,191)	$(1,902)	$(1,418)	$(985)	$(6,397)
Adjustments:
Interest (income) expense, net	(125)	(66)	(26)	5	10
Depreciation	232	228	221	235	212
Amortization of intangibles	39	41	43	44	50
Amortization of right of use assets	173	171	191	170	169
Share-based compensation	1,324	1,273	1,326	1,229	1,296
Severance and restructuring	766	186	13	181	17
Other income - Employee Retention Tax Credit	—	—	—	(2,085)	—
Adjusted EBITDA	$218	$(69)	$350	$(1,206)	$(4,643)

Non-GAAP Financial Information:
To supplement ChromaDex’s unaudited financial data presented in accordance with generally accepted accounting principles (GAAP), the Company has presented Adjusted EBITDA, a non-GAAP financial measure. ChromaDex believes the presentation of such non-GAAP financial measure provides important supplemental information to management and investors and enhances the overall understanding of the Company’s historical and current financial operating performance. The Company believes disclosure of the non-GAAP financial measure has substance because the excluded expenses are infrequent in nature, are variable in nature or do not represent current cash expenditures. Further, such non-GAAP financial measure is among the indicators the Company uses as a basis for evaluating the Company’s financial performance as well as for planning and forecasting purposes. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the Company’s economic performance year-over-year.

Adjusted EBITDA is defined as net income before (a) interest, (b) depreciation, (c) amortization, (d) non-cash share-based compensation costs, (e) severance and restructuring expense and (f) Other income from the Employee Retention Tax Credit. While ChromaDex believes that this non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of such measure. This measure is not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the method of calculation. Management compensates for these limitations by relying primarily on the Company’s GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.